Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando (646) 536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Reports Full Year 2007 Financial Results

- Restated Financial Statements Filed for First Quarter and Second Quarter 2007 and
Full Years 2005 and 2006 –

- Company to Hold Conference Call on April 24 at 8:00 a.m. ET –

Highlights:

•                  Full-year 2007 revenue of $290.9 million, up 18.7%

•                  Reaffirmed Full Year 2008 Revenue Guidance

Warsaw, Indiana, April 23, 2008 – Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry and other medical markets, reported today financial results for fiscal year 2007. The Company has filed its Annual Report on Form 10-K with the Securities and Exchange Commission reflecting the restatement of previously issued consolidated financial statements for the 2005 and 2006 fiscal years including selected financial data for the 2003, 2004, 2005 and 2006 fiscal years.  The Company has also filed amended Quarterly Reports on Form 10-QA for the first and second quarters of fiscal 2007 and its delayed Quarterly Report on Form 10-Q for third quarter of fiscal 2007.

Full Year 2007 Financial Results

The Company reported full year 2007 revenue of $290.9 million, an 18.7% increase from restated full year 2006 total revenue of $245.0 million. The Company’s full year revenue included $11.3 million from Clamonta, Ltd., which was acquired by the Company on January 9, 2007, $4.7 million from TNCO Inc., which was acquired on April 3, 2007, and $7.5 million from Specialty Surgical Instrumentation Inc., which was acquired on August 31, 2007.

Gross profit for the full year 2007 was $52.6 million, a 6.8% decrease from restated full year 2006 gross profit of $56.4 million. Gross margin for the full year 2007 was 18.1%, compared to restated full year 2006 gross margin of 23.0%. Full year 2007 gross margin was negatively impacted by operational issues and other expenses at the Company’s

Sheffield UK facility, including extreme flooding in Sheffield and the surrounding areas in June of 2007, a lower percentage of large projects in the Company’s core business and increased fixed costs associated with capacity expansion in prior years.

Selling, general and administrative expenses were $39.5 million for the total year 2007, compared with restated full year 2006 of $28.3 million. The year-over-year increase was primarily driven by the inclusion of $6.5 million of expense from the acquisitions and $3.5 million in professional fees and expenses incurred in connection with the review of accounting irregularities at the Sheffield, UK operating unit and related restatements.

The Company’s effective tax rate in fiscal 2007 was significantly impacted by a valuation allowance on the net operating loss carry-forward at our Sheffield, UK operating unit of $1.8 million and a $1.4 million reserve for prior year tax positions.

Net loss for total year 2007 was $0.1 million, or $(0.00) per diluted share, compared to restated full year 2006 net income of $18.5 million, or $0.53 per diluted share.

The Company had total cash and cash equivalents of $12.1 million at December 31, 2007, compared to $11.7 million at December 31, 2006.

Brian Moore, President and Chief Executive Officer, stated, “Our restated financial statements represent the completion of a significant undertaking.  While I am pleased that the restatements were solely restricted to the Sheffield, UK operating unit, the accounting review and investigation has been a long and arduous task.  We have come out of the process a stronger company, with new management in Europe as well as enhanced controls.  Throughout all of this, we worked hard to maintain our excellent customer service and continued to deliver quality product and a high standard of service consistent with Symmetry’s reputation. We will continue to deliver the quality and service expected by our customers, supported by the tighter controls necessary to manage a growing global business.”

Mr. Moore continued, “The orthopedic industry is experiencing increased product demand in 2008, which is translating for Symmetry into increased order flow for both small and large projects.  In addition, the orthopedic industry is moving toward a more intensive approach to quality and regulatory issues, driven primarily by the large orthopedic implant manufacturers. In response to this trend, we will continue to build our competitive position as the quality partner that is highly responsive to our customers’ requirements and specifications. We look forward to further leading the quality mandate in 2008 through our global scale and enhanced capabilities.”

Historical Restatements

Symmetry has quantified the impact of the irregularities identified at its Sheffield, UK operating unit and has restated its financial statements to correct those irregularities. The restatements correct misstatements within accounts receivable, inventory, accounts payable, property, plant and equipment and the corresponding income tax and profit and loss impacts. The impact includes reduced net income of $4.8 million through January 1, 2005. Additionally, the restatement resulted in a reduction of net income in fiscal years 2005 and 2006 of $8.1 million and $5.6 million, respectively. Finally, approximately $8.2 million of the restatement relates to the period prior to the acquisition of the Sheffield, UK operating unit in June 2003.  Therefore, this adjustment is reflected as a change to the opening balance sheet related to that acquisition and increases goodwill by approximately $8.2 million.

Furthermore, because the restatement reduced our operating results during these periods, our 2005 impairment test indicated the carrying value of the goodwill and intangible asset exceeded fair value.  Consequently, we recorded a $33.6 million non-cash impairment charge to write off the goodwill and an intangible asset in the 2005 restated results related to the Sheffield operating unit.

On April 14, 2008, Symmetry notified its lenders that the filing of its 2007 Annual Report on Form 10-K would be extended beyond the lender’s April 14, 2008 target date. The Company’s lenders informed the Company that an event of default occurred due to these circumstances. While the lenders had the right to accelerate the financial obligations of the Company under the Credit Agreement, they did not exercise this right.

On April 22, 2008, the Company and its lenders entered into a Third Amendment and Waiver to Amended and Restated Credit Agreement for the purpose of waiving the described default.

The expenses incurred for outside assistance relating to the investigation and restatement process included in 2007 results are approximately $3.5 million. The Company expects these expenses in 2008 to be approximately $3.0 million.

Financial Guidance

The following estimates regarding 2008 earnings guidance are based on current market conditions and foreign currency comparisons and are forward-looking.  Actual results may differ materially, and we refer you to forward-looking statements appearing at the end of the release.

For the full year 2008, the Company reconfirmed its expected revenue to be in the range of $350 million to $360 million.

Conference Call

Symmetry Medical will host a conference call at 8:00 a.m. ET on April 24, 2008. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (866) 578-5784 for domestic callers and 617-213-8056 for international callers. The reservation number for both is 68475811. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through July 23, 2008. In addition, a telephonic replay of the call will be available until April 30, 2008. The replay dial-in numbers are (888) 286-8010 for domestic callers and 617-801-6888 for international callers. Please use reservation code 29270896.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “might,” “will,” “should,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of Operations

	Years Ended
	December 29,	December 30,	December 31,
	2007	2006	2005
	(Unaudited)	(Restated)	(Restated)
		(Unaudited)	(Unaudited)
	(In Thousands, Except Per Share Data)

Revenue	$290,922	$245,017	$259,702
Cost of Revenue	238,343	188,579	192,930
Gross Profit	52,579	56,438	66,772

Selling, general and administrative expenses	39,484	28,278	27,570
Impairment of goodwill and intangible assets	—	—	33,580
Operating Income	13,095	28,160	5,622

Other expense:
Interest expense	6,917	4,448	2,954
Derivatives valuation (gain)/loss	1,740	2,317	(98)
Other (income)/expense	(503)	(3,699)	2,320
Income before income taxes	4,941	25,094	446

Income tax expense	5,090	6,580	10,315

Net income (loss)	$(149)	$18,514	$(9,869)

Net income (loss) per share:
Basic	$(0.00)	$0.53	$(0.29)

Diluted	$(0.00)	$0.53	$(0.28)

Weighted average common shares and equivalent shares outstanding:
Basic	35,089	34,829	33,841
Diluted	35,268	35,156	34,670

Symmetry Medical Inc.

Consolidated Balance Sheets

	December 29,	December 30,	December 31,
	2007	2006	2005
	(Unaudited)	(Restated)	(Restated)
		(Unaudited)	(Unaudited)
	(In Thousands, Except Per Share Data)
Assets:
Current Assets:
Cash and cash equivalents	$12,089	$11,721	$12,471
Accounts receivable, net	42,992	32,909	36,694
Inventories	45,353	33,134	28,089
Refundable income taxes	6,516	4,374	1,634
Deferred income taxes	2,551	2,826	1,867
Derivative valuation asset	2	—	414
Other current assets	2,940	3,965	4,032
Total current assets	112,443	88,929	85,201
Property and equipment, net	100,424	102,907	90,537
Derivative valuation asset	—	—	170
Goodwill	141,985	129,966	101,460
Intangible assets, net of accumulated amortization	44,567	31,613	14,813
Other assets	1,011	981	864

Total Assets	$400,430	$354,396	$293,045

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$34,518	$20,683	$23,588
Accrued wages and benefits	10,922	7,816	10,997
Other accrued expenses	8,096	4,104	2,696
Income tax payable	2,394	970	706
Derivative valuation liability	74	1,184	—
Deferred income taxes	407	249	—
Short term revolving line of credit	6,511	—	—
Current portion of capital lease obligations	2,487	3,500	3,239
Current portion of long-term debt	10,900	5,550	1,313
Total current liabilities	76,309	44,056	42,539
Deferred income taxes	12,136	8,392	7,964
Derivative valuation liability	1,917	549	—
Capital lease obligations, less current portion	4,032	5,142	8,532
Long-term debt, less current portion	68,500	63,650	26,250

Total Liabilities	162,894	121,789	85,285

Shareholders’ Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued December 29, 2007—35,444; December 30, 2006—35,107; December 31, 2005—34,704)	4	4	3
Additional paid-in capital	272,623	270,716	268,973
Retained earnings (deficit)	(45,526)	(45,377)	(63,891)
Accumulated other comprehensive income	10,435	7,264	2,675

Total Shareholders' Equity	237,536	232,607	207,760

Total Liabilities and Shareholders’ Equity	$400,430	$354,396	$293,045

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